Exhibit 99.1

Lincoln Centre Tower I 5400 Lyndon B. Johnson Freeway, Suite 1300 Dallas, Texas 75240 T 214.238.5700 F 214.238.5701

Capital Southwest Announces Changes in the Board of Directors

Board leadership transition to take place at 2017 Annual Meeting

Dallas, Texas – May 10, 2017 – Capital Southwest Corporation (“CSWC,”  “Capital Southwest” or the “Company”) announced today that the Chairman of the Board, Joseph B. Armes has informed the Company’s Board of Directors (the “Board”) of his decision not to stand for re-election at the Annual Meeting of Shareholders in August 2017, in order to devote additional time and attention to his duties at CSW Industrials, Inc. (“CSWI”; NASDAQ: CSWI).  Mr. Armes has been Chairman of the Board since January 2014 and served as the Company’s President and Chief Executive Officer from July 2013 through September 2015, when the Company completed the spinoff of CSWI.  Upon completion of the spinoff, Mr. Armes became Chairman and Chief Executive Officer of CSWI and Bowen Diehl, then Chief Investment Officer of CSWC, was appointed President and Chief Executive Officer of CSWC.

“When I joined Capital Southwest in 2013, I was hired to be a catalyst for change, and I was convinced that we had the tremendous opportunity to unlock significant shareholder value and reposition the firm to begin investing again,” said Mr. Armes.  “We began by recruiting extraordinary board members, including David Brooks and Jack Furst, two gentlemen whom I have known and respected for over 20 years and who have brought significant strategic wisdom to the board.  Then, upon recruiting Bowen Diehl as Chief Investment Officer to join me in this effort, we began a transformation of Capital Southwest that unlocked significant shareholder value, creating two public companies, each with strategies appropriate for their respective structures.  I am proud of our accomplishments and grateful to the employees of Capital Southwest for their diligence and to the Capital Southwest Board for their support as we executed on our strategic vision.  I couldn’t be more optimistic about Capital Southwest’s strategy and prospects going forward as a middle market lender, led by Bowen and his team.”

The Board plans to appoint current Director David R. Brooks, Founder, Chairman and Chief Executive Officer of Independent Bank Group, Inc. (NASDAQ:  IBTX), non-executive Chairman of the Board of Capital Southwest at the 2017 Annual Meeting of Shareholders, which is expected to occur August 2, 2017.  Mr. Brooks has served on the Board since 2014 and is currently Chairman of the Audit Committee.  The Board also plans to appoint current Director Jack D. Furst, founder of Oak Stream Investors and former partner at Hicks, Muse, Tate & Furst, Inc., Chairman of the Audit Committee to succeed Mr. Brooks in that capacity.

“I am thrilled with the prospect of serving as Chairman of Capital Southwest’s Board of Directors,” said Mr. Brooks.  “Joe did a tremendous job setting the vision and leading an extraordinary transformation of Capital Southwest that he should be very proud of.  Bowen has extensive middle market investing experience and has proven to be a great leader as he built an impressive team and designed and set in motion our middle market investment strategy.  Our senior management team worked together for over a decade at their prior firm, bringing to Capital Southwest extensive knowledge of all aspects of operating and financing a BDC through the economic cycle.”

Effective as of the Company’s 2017 Annual Stockholder Meeting, the number of seats on Capital Southwest’s Board will be reduced from seven to six.

“We are all grateful to Joe for his leadership and service over the past several years,” said Mr. Diehl.  “Personally, I have greatly appreciated his mentorship and friendship, which I look forward to continuing in the future.  I am excited about the prospect of working more closely with David and for all of us to benefit from his extensive wisdom and knowledge gained from delivering significant value for public shareholders by founding and building a major player in the regional banking industry.”

About Capital Southwest

Capital Southwest Corporation (Nasdaq: CSWC) is a Dallas, Texas-based publicly traded Business Development Company, with approximately $285 million in net assets as of December 31, 2016. Capital Southwest is a credit investment firm focused on supporting the acquisition and growth of middle market businesses with $5 to $20 million investments across the capital structure, including first lien, unitranche, second lien, subordinated debt and non-control equity co-investments. As a public company with a permanent capital base, Capital Southwest has the flexibility to be creative in its financing solutions and to invest to support the growth of its portfolio companies over long periods of time.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 with respect to the business and investments of Capital Southwest. Forward-looking statements are statements that are not historical statements and can often be identified by words such as "will," "plan," "believe," "expect" and similar expressions and variations or negatives of these words. These statements are based on management's current expectations, assumptions and beliefs. They are not guarantees of future results and are subject to numerous risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement. These risks include, but are not limited to, risks related to the outcome of the election at the 2017 Annual Meeting of Shareholders.

Readers should not place undue reliance on any forward-looking statements and are encouraged to review Capital Southwest's Annual Report on Form 10-K for the year ended March 31, 2016 and subsequent filings with the Securities and Exchange Commission for a more complete discussion of the risks and other factors that could affect any forward-looking statements. Except as required by law, Capital Southwest does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

Investor Relations Contacts:

Michael S. Sarner, Chief Financial Officer

214-884-3829

Bowen S. Diehl, Chief Executive Officer

214-884-3821